Exhibit 99.4

TEXT OF NEWSLINE REGARDING
PRELIMINARY VOTING RESULTS FOR DELTA’S ANNUAL MEETING OF SHAREOWNERS

The preliminary voting results for Delta’s Annual Meeting of Shareowners held on April 25, 2003, are provided below. The final results of the voting will be available soon on delta.com and published in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2003.

The owners of Delta Common Stock and Series B ESOP Convertible Preferred Stock, voting together as a single class, took the following actions:

1.	In the election of directors, no director-nominee received less than 105,014,097 votes. Therefore, all director-nominees have been elected.

2.	Ratified the appointment of Deloitte & Touche LLP as independent auditors for the year ending December 31, 2003 by a vote of 120,855,554 FOR; 5,667,155 AGAINST; and 1,638,152 ABSTENTIONS.

3.	Approved a proposal to approve amendments to the Delta 2000 Performance Compensation Plan, the DeltaShare Stock Option Plan and the Pilots Stock Option Plan to authorize a stock option exchange program by a vote of 97,877,396 FOR; 29,007,498 AGAINST; 1,275,967 ABSTENTIONS.

4.	Defeated a shareowner proposal relating to cumulative voting for directors by a vote of 28,956,916 FOR; 65,693,821 AGAINST; 13,771,610 ABSTENTIONS.

5.	Approved a shareowner proposal relating to executive severance agreements by a vote of 58,428,397 FOR; 48,720,206 AGAINST; 1,273,745 ABSTENTIONS.

6.	Defeated a shareowner proposal relating to indexing executive stock option grants by a vote of 28,356,079 FOR; 77,834,102 AGAINST; 2,232,167 ABSTENTIONS.

7.	Approved a shareowner proposal relating to expensing of stock options by a vote of 65,491,115 FOR; 40,714,760 AGAINST; 2,216,473 ABSTENTIONS.

8.	Defeated a shareowner proposal relating to excluding net pension income from net income in determining executive incentive compensation by a vote of 32,309,245 FOR; 74,547,504 AGAINST; 1,565,599 ABSTENTIONS.

9.	Defeated a shareowner proposal relating to the independent auditor providing management consulting services by a vote of 25,295,412 FOR; 80,426,719 AGAINST; 2,700,217 ABSTENTIONS.